Exhibit 99.1

Avatech Solutions Elects David Reymann to Board of Directors

BALTIMORE, MARYLAND – August 22, 2007 – Avatech Solutions, Inc. (OTCBB: AVSO.OB), the nationwide technology experts for design, engineering, and facilities management, today announced the election of David Reymann to its board of directors.

Reymann, who has more than 25 years of business and accounting experience, served as chief financial officer of Aether Systems, Inc. from 1998 to 2006, playing a key role in its successful public offering in 1999 and several secondary offerings that raised in excess of $2 billion. He was also integral to the process of converting Aether from a wireless communications company to a brand acquisition and management company (now NexCen Brands, Inc.).

Thom Waye, chairman of Avatech, commented, “The addition of David to our board is another step toward strengthening Avatech’s accountability, focusing on financial improvements and ensuring that we continue to have an active, value-added and committed group of directors. David’s background – from his years of experience in public accounting at Ernst and Young all the way through his latest role as CFO at a publicly listed company – will help drive our efforts to lower expenses, grow the top line and deliver profits to our investors.”

Waye added, “Considering the heightened reporting requirements for public companies and a true desire for transparency on the part of Avatech’s board, it is more important than ever to add increasingly experienced, capable and hard-working members. Bob Post has provided strong support and guidance as the former chairman of Avatech’s Audit Committee and we are exceptionally pleased that he will remain on the board and Audit Committee and continue to be of service to the company.”

From 1995 to 1998, Reymann served as director of finance and accounting for the Sweetheart Cup Company, a leading manufacturer of disposable foodservice products, where he managed the financial reporting and financial analysis activities for its 11 North American manufacturing plants. Under his management, the company successfully consolidated operations, divesting non-profitable and non-strategic business units.

Reymann’s prior business experience includes 11 years at Procter and Gamble, Inc., where he was part of the P&G Management Development Program, and five years at Ernst and Young, where he focused on emerging growth companies, assisting them in building and maintaining an effective system of financial and operational internal controls that would enable them to grow rapidly in a dynamic environment.

A certified public accountant, Reymann earned a Bachelor of Arts degree in accounting from the University of Baltimore. He also serves on the board of The Believe in Tomorrow Foundation.

Reymann replaces Donald R. “Scotty” Walsh who is resigning from Avatech’s Board.

About Avatech Solutions

Avatech Solutions, Inc. (OTCBB:AVSO.OB) is the recognized leader in design and engineering technology with unparalleled expertise in design automation, data management, and process optimization for the manufacturing, engineering, building design, and facilities management markets. Headquartered in Owings Mills, Maryland, the Company specializes in consulting, software systems integration and implementation, standards development and deployment, education, and technical support. Avatech is one of the largest integrators of Autodesk software worldwide and a leading provider of PLM solutions. The Company’s clients include industry leaders from Fortune 500 and Engineering News Record’s Top 100 companies. Visit http://www.avatech.com for more information.

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Media Contact	Investor Relations Contact
Dolores Naney	Harriet Fried / Jody Burfening
Lippert/Heilshorn & Associates	Lippert/Heilshorn & Associates
Phone +1 (212) 838-3777	Phone +1 (212) 838-3777
Fax +1 (212) 838-4568	Fax +1 (212) 838-4568
dnaney@lhai.com	hfried@lhai.com

Company Contact
Jean Schaeffer
Avatech Solutions, Inc.
Phone +1 (410) 581-8080
Fax +1 (410) 753-1591
jean.schaeffer@avatech.com